EXHIBIT 99.1



[ANGIODYNAMICS]


For Immediate Release

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
Company Contact:                    Investor Relations Contacts:         Media Contact:
AngioDynamics, Inc.                 EVC Group, Inc.                      EVC Group, Inc.
-------------------                 ---------------                      ---------------
D. Joseph Gersuk, CFO               Doug Sherk / Jenifer Kirtland        Steve DiMattia
(800) 772-6446 x1608                (415) 896-6820                       (646) 201-5445
jgersuk@AngioDynamics.com           dsherk@evcgroup.com                  sdimattia@evcgroup.com
-------------------------           -------------------                  ----------------------
                                    jkirtland@evcgroup.com
                                    ----------------------
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        AngioDynamics Reports Fiscal First Quarter 2010 Financial Results

o     Net Sales Increase 13% to $50.1 Million
o     Net Income of $2.1 Million, or $0.09 EPS vs. $0.09 EPS in Q1FY09
o     Conference Call Begins Today at 4:30 p.m. Eastern Time


QUEENSBURY, N.Y. October 6, 2009 -- AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices for minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal first quarter ended August 31, 2009.

Net sales in the first quarter were $50.1 million, a 13% increase over the $44.3 million reported in the first quarter a year ago. Gross margin was 60.2% compared with 61.9% a year ago, with the decline primarily attributable to product mix, material cost increases, a competitive pricing environment and utilization factors. Operating income was $3.6 million in the quarter compared with $3.8 million a year ago. Net income in the first quarter was $2.1 million or $0.09 per share compared with $2.2 million, or $0.09 per share a year ago. The decline in net income is primarily attributable to increased operating expenses associated with sales and marketing programs and the Company's continuing investment in irreversible electroporation (IRE) technology.

AngioDynamics reported cash and investments of $68.8 million and long-term debt of $6.7 million at August 31, 2009.

Peripheral Vascular sales increased by 14% from the first quarter a year ago to $21.1 million, and included sales of the Benephit(R) renal infusion system acquired from FlowMedica in January 2009, as well as the sales from the acquisition of Diomed assets since June 17, 2008. Access sales were $16.2 million in the quarter, an increase of 3% from the first quarter a year ago, and Oncology/Surgery sales grew 25% to $12.8 million from the first quarter a year ago.

"We made early progress in some of the areas of focus we established for the company, yet have hard work ahead of us," said Jan Keltjens, President & CEO. "Our sales growth for the quarter was driven by our Oncology/Surgery business unit, as well as our laser vein ablation, or VenaCure EVLT(TM), product line. VenaCure EVLT sales benefited from the increased focus of our commercial team and the fundamental strength of our NeverTouch(R) technology.

"Our gross margin was impacted by sales mix, pricing pressures and cost increases on certain purchased products," continued Mr. Keltjens. "We are addressing this through our stated focus on manufacturing excellence and inventory management. We believe this focus will result in gross margin improvement and lower inventory levels beginning in the second half of the fiscal year. In addition, our focus on innovation keeps us on schedule to launch an additional seven new products, for a total of 11, by the end of the fiscal year."

Highlights of the quarter and more recent activities include the following:

o Shawn P. McCarthy was named Senior Vice President and General Manager of the Company's Peripheral Vascular Business Unit. Mr. McCarthy was formerly Vice President of Marketing at Cordis, a division of Johnson & Johnson.

o NanoKnife(R) continues to be utilized by physicians at various institutions who have treated an additional 20 patients since mid-July. The total number of patients treated to date by the NanoKnife at eight centers now stands at 86. Procedures have been performed in five organs (prostate, liver, lung, kidney and lymph nodes). In all cases the safety profile for this non-thermal ablation technology remains impressive. NanoKnife IRE sales were $74,000 in the first quarter.

o The IRE development program is making steady progress with an investigational device exemption (IDE) application for a focal prostate cancer study submitted to the FDA and for which we are in the process of responding to additional questions from the agency. In addition, an IDE application for a pancreatic cancer study is scheduled for FDA submission before the end of this calendar year. Pre-clinical work on lung and whole gland prostate are underway while pre-clinical work for pancreatic, focal prostate and liver studies are either complete or in the process of being completed this calendar year.

o Launched the Benephit PROVIDE registry, an independently managed comprehensive clinical registry. It is designed to gather data on the clinical use of the Benephit renal infusion system by approximately 2,100 patients during the next several years.

o Commenced commercial shipments of the StarBurst(R) XLi-enhanced Semi-Flex probe, the first radiofrequency ablation device specifically designed to deliver a 7cm ablation of a tumor in a single placement during Computed Tomography-aided procedures.

o Commenced commercial shipments of the DuraMax(TM) stepped chronic dialysis catheter. This new catheter is the first internally developed and manufactured dialysis catheter introduced by the Company. DuraMax incorporates AngioDynamics Curved Tip(TM) Catheter Technology, a design platform employed to provide higher blood flow and lower recirculation, and to reduce the potential for clots.

o A study, published in the July edition of Endovascular Today by Dr. Lowell Kabnick, Director of New York University Vein Center and Associate Professor of Surgery at the Division of Vascular Surgery at NYU Medical Center, that compared treatments of varicose veins with a bare-tip laser fiber against the new covered-tip VenaCure EVLT NeverTouch laser fiber showed easier postoperative recovery, reduced bruising and other benefits from the NeverTouch treatment.

Fiscal 2010 Guidance

The Company revised its outlook for fiscal 2010 to the following:

      o Net sales in the range of $211 million to $215 million, an increase of 8-10% over fiscal 2009 net sales (an increase from previous guidance of $209 million to $215 million)
      o     Gross margin in the range of 61-62% of net sales
      o GAAP operating income in the range of $18 million to $20 million, an increase of 12-24%
      o EBITDA in the range of $30 million to $32 million, an increase of 8-15%
      o GAAP EPS in the range of $0.45 to $0.47, inclusive of a $0.24 EPS impact from IRE investments (an increase from previous guidance of $0.43 to $0.47)

Conference Call

AngioDynamics management will host a conference call to discuss its first quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-1848 from the U.S. or for international callers, please dial +1 (480) 629-9722.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investor.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

A replay will be available on the Web site. A telephone replay will be available from 6:30 p.m. Eastern time on October 6, 2009, through 11:59 p.m. Eastern time on October 13, 2009, by dialing 1 (800) 406-7325 (domestic) or +1 (303) 590-3030
(international) and entering the passcode: 4159408#.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP EBITDA (income before interest, taxes, depreciation and amortization). Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics' performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. ("AngioDynamics" or the "Company") is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms" "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from the Company's expectations. Factors that may affect the actual results achieved by the Company include, without limitation, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of the Company to integrate purchased businesses as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2009. The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In addition to his academic credentials, Dr. Kabnick is a paid consultant to AngioDynamics.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

                               (Tables to Follow)

                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                      (in thousands, except per share data)



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                                               Three months ended
                                          ------------------------------
                                           Aug 31,             Aug 31,
                                            2009                2008
                                          ----------          ----------
                                                   (unaudited)
Net sales                                  $ 50,092            $ 44,323
Cost of sales                                19,960              16,866
                                          ----------          ----------
            Gross profit                     30,132              27,457
                                          ----------          ----------
            % of net sales                    60.2%               61.9%

Operating expenses
   Research and development                   4,849               3,962
   Sales and marketing                       15,359              13,091
   General and administrative                 4,077               4,331
   Amortization of intangibles                2,272               2,251
                                          ----------          ----------
            Total operating expenses         26,557              23,635
                                          ----------          ----------
            Operating income                  3,575               3,822
Other income (expense), net                    (165)               (251)
                                          ----------          ----------
            Income before income taxes        3,410               3,571
Provision for income taxes                    1,299               1,360
                                          ----------          ----------
            Net income                     $  2,111            $  2,211
                                          ==========          ==========

Earnings per common share
            Basic                          $   0.09            $   0.09
            Diluted                        $   0.09            $   0.09

Weighted average common shares
            Basic                            24,432              24,298
            Diluted                          24,590              24,474
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

                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                      (in thousands, except per share data)



Reconciliation of Operating Income to non-GAAP EBITDA:
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                                              Three months ended
                                          ------------------------------
                                           Aug 31,             Aug 31,
                                            2009                2008
                                          ----------          ----------
                                                    (unaudited)
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Operating income                            $ 3,575             $ 3,822

Amortization of intangibles                   2,272               2,251
Depreciation                                    738                 654
                                          ----------          ----------
            EBITDA                          $ 6,585             $ 6,727
                                          ==========          ==========


EBITDA per common share
            Basic                            $ 0.27              $ 0.28
            Diluted                          $ 0.27              $ 0.27


Weighted average common shares

Weighted average common shares
            Basic                            24,432              24,298
            Diluted                          24,590              24,474
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                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                   NET SALES BY BUSINESS UNIT AND BY GEOGRAPHY
                                 (in thousands)


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
                                            Three months ended
                                        ------------------------------
                                         Aug 31,             Aug 31,
                                          2009                2008
                                        ----------          ----------
                                                (unaudited)
Net Sales by Business Unit
            Peripheral Vascular          $ 21,059            $ 18,434
            Access                         16,231              15,686
            Oncology/Surgery               12,802              10,203
                                        ----------          ----------
                      Total              $ 50,092            $ 44,323
                                        ==========          ==========



Net Sales by Geography
            United States                $ 45,028            $ 39,261
            International                   5,064               5,062
                                        ----------          ----------
                      Total              $ 50,092            $ 44,323
                                        ==========          ==========
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                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


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                                                             Aug 31,              May 31,
                                                              2009                 2009
                                                          ------------         ------------
                                                           (unaudited)              (2)
Assets
Current Assets
      Cash and cash equivalents                           $     32,168         $     27,909
      Marketable securities                                     36,588               40,278
                                                          ------------         ------------
         Total cash and investments                             68,756               68,187

      Receivables, net                                          23,383               27,181
      Inventories, net                                          44,344               36,928
      Deferred income taxes                                      9,248                9,337
      Prepaid income taxes                                       3,831                3,694
      Prepaid expenses and other                                 3,122                3,271
                                                          ------------         ------------
         Total current assets                                  152,684              148,598

Property, plant and equipment, net                              22,327               22,183
Intangible assets, net                                          65,491               67,770
Goodwill                                                       161,974              161,974
Deferred income taxes                                            2,876                4,263
Other non-current assets                                         3,928                3,915
                                                          ------------         ------------
         Total Assets                                     $    409,280         $    408,703
                                                          ============         ============

Liabilities and Stockholders' Equity
Current portion of long-term debt                         $        245         $        265
Contractual payments on acquisition of business, net             4,946                5,227
Other current liabilities                                       21,315               24,207
Long-term debt, net of current portion                           6,745                6,810
                                                          ------------         ------------
         Total Liabilities                                      33,251               36,509

Stockholders' equity                                           376,029              372,194
                                                          ------------         ------------
         Total Liabilities and Stockholders' Equity       $    409,280         $    408,703
                                                          ============         ============

Shares outstanding                                              24,496               24,428
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(2) Derived from audited financial statements
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                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


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
                                                                                    Three months ended
                                                                          ------------------------------------
                                                                              Aug 31,               Aug 31,
                                                                               2009                  2008
                                                                          -------------          -------------
                                                                           (unaudited)            (unaudited)

Cash flows from operating activities:
       Net income                                                         $       2,111          $       2,211
       Depreciation and amortization                                              3,010                  2,905
       Tax effect of exercise of stock options                                       29                    (74)
       Deferred income taxes                                                      1,467                  2,278
       Stock-based compensation                                                   1,187                  1,200
       Other                                                                       (103)                   172
       Changes in operating assets and liabilities
           Receivables                                                            3,830                  3,544
           Inventories                                                           (7,165)                (2,114)
           Accounts payable and accrued liabilities                              (3,226)                   387
           Litigation provision                                                      --                 (6,757)
           Other                                                                     (1)                (2,081)
                                                                          -------------          -------------
               Net cash provided by operating activities                          1,139                  1,671
                                                                          -------------          -------------

Cash flows from investing activities:
       Additions to property, plant and equipment                                  (930)                (1,286)
       Acquisition of intangible assets and businesses                               --                (10,597)
       Change in restricted cash                                                     --                     68
       Purchases, sales and maturities of marketable securities, net              3,646                  5,369
                                                                          -------------          -------------
               Net cash provided by (used in) investing activities                2,716                 (6,446)
                                                                          -------------          -------------

Cash flows from financing activities:
       Repayment of long-term debt                                                  (85)                (9,785)
       Proceeds from exercise of stock options and ESPP                             575                  1,140
                                                                          -------------          -------------
               Net cash provided by (used in) financing activities                  490                 (8,645)
                                                                          -------------          -------------

               Effect of exchange rate changes on cash                              (86)                  (102)
                                                                          -------------          -------------
                Increase (Decrease) in cash and cash equivalents                  4,259                (13,522)
                                                                          -------------          -------------

Cash and cash equivalents
               Beginning of period                                               27,909                 32,040
                                                                          -------------          -------------
               End of period                                              $      32,168          $      18,518
                                                                          =============          =============
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